Exhibit 99.1

6721 Columbia Gateway Drive Columbia, Maryland 21046

Phone: 443.539.5008 / Fax: 410.312.2705 • Internet: sales@integ.com • Web: http://www.integ.com

Integral Systems Announces Appointment of General Thomas S. Moorman (USAF Retired)

to its Board of Directors

Former Vice Chief of Staff of the Air Force and Commander, Air Force Space Command (AFSPC) Brings

Wealth of Experience to Integral Systems

Columbia, MD, April 30, 2010 – Integral Systems, Inc. (NASDAQ: ISYS) announced today that General (Ret.) Thomas S. Moorman has joined the Company’s Board of Directors. General. Moorman brings decades of experience to Integral Systems as former Vice Chief of Staff of the Air Force,, Commander, Air Force Space Command (AFSPC) and Partner at Booz Allen Hamilton.

“General Moorman’s extensive understanding of the space industry combined with his business experience will be very valuable to the board as we continue to strategically grow our business,” said Jack Albertine, Chairman of Integral Systems’ Board of Directors. “We look forward to the contributions and value he will provide.”

General Moorman’s wide-ranging industry and military experience spans more than four decades. He currently is a Senior Executive Advisor to Booz Allen Hamilton. Before retiring in 2008, he led Booz Allen’s Air Force and NASA business as a Partner and Vice President. Prior to joining Booz Allen, General Moorman served as Vice Chief of Staff, United States Air Force, where he was responsible for the day-to-day activities of the Air Staff. He also chaired the Air Force Council and represented the Air Force on interagency organizations, such as the Joint Requirements Oversight Council (JROC) and DOD-wide efforts, such as the Quadrennial Defense Review (QDR). In 2004, Space News named him one of the top ten most noteworthy contributors to the U.S. space program.

General Moorman’s vision and guidance have made an enduring contribution to the United States’ national security space leadership and the integration of space into United States military warfighting doctrine. He was involved in the fielding of virtually all of the space systems currently in the military inventory. Earlier in his career, General Moorman was deeply involved in the planning and organizing for the establishment of AFSPC. Later, as Commander and Vice Commander of AFSPC from 1990-1994, General Moorman was responsible for operating military space systems, ground-based radar and missile warning satellites, the United States’ space launch centers at Patrick Air Force Base, Florida and Vandenberg Air Force Base, California, the worldwide network of space surveillance radars as well as maintaining the Intercontinental Ballistic Missile (ICBM) force. As the Commander, General Moorman was responsible for providing Air Force space support to coalition forces in Operation Desert Storm.

In 1999, General Moorman was asked to serve as a Commissioner on the Congressionally-directed Commission to Assess United States National Security Space Management and Organization. The conclusions of that commission (also known as the “Rumsfeld Space Commission”) resulted in several organizational changes to our national security space community and a renewed focus on the future of the country’s national security space efforts.

ABOUT INTEGRAL SYSTEMS

Integral Systems, Inc., of Columbia, MD, applies more than 25 years experience to provide integrated technology solutions for satellite communications-interfaced systems. Customers have relied on the Integral Systems family of companies (Integral Systems, Inc., Integral Systems Europe, Lumistar, Inc., Newpoint Technologies, Inc., RT Logic, and SAT Corporation) to deliver on time and on budget for more than 250 satellite missions. Our dedication to customer service has solidified long-term relationships with the U.S. Air Force, NASA, NOAA, and nearly every satellite operator in the world. Integral Systems was named the Region III Prime Contractor of the Year by the U.S. Small Business Administration in 2009. For more information, visit www.integ.com.

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Company Contact:

Andrew Miller

Vice President, External Communications

Integral Systems, Inc.

Phone: 443.539.5124

amiller@integ.com